Exhibit 10.3

FAIRMOUNT BANCORP, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this      day of             , 2010, by and between Fairmount Bancorp, Inc., a Maryland corporation (the “Company”), and Joseph M. Solomon (“Executive”).

WITNESSETH

WHEREAS, Executive is currently employed as President and Chief Executive Officer of Fairmount Bank (the “Bank”); and

WHEREAS, the Company desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, Executive is willing to serve the Company on the terms and conditions hereinafter set forth; and

WHEREAS, Executive has previously entered into a separate employment agreement with the Bank.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. Employment. During the term of this Agreement, which is effective as of the date of the conversion (the “Conversion”) of the Bank from the mutual to stock form of organization (the “Commencement Date”), Executive shall serve in the capacity of President and Chief Executive Officer of the Company. Executive shall render such administrative and management services to the Company as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. Executive shall promote the business of the Company. Executive’s other duties shall be such as the Board of Directors of the Company (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an executive officer of the Company.

2. Service on the Board of Directors. During the term of this Agreement, Executive will continue to serve on the Board of Directors of the Company as a director. If at any time during the term of this Agreement Executive shall fail to be re-nominated to the Board of Directors other than for reasons of Just Cause (as defined in Section 9(d) of this Agreement), Executive shall have “Good Reason” (as defined in Section 9(b) of this Agreement) to terminate his employment under this Agreement, and Executive shall have no further obligations under this Agreement.

3. Base Compensation. The Company agrees to pay or cause to be paid to Executive during the term of this Agreement (as hereinafter defined in Section 7) an aggregate base salary at the rate of $125,580 per annum, payable in accordance with the customary payroll practices of the Company; provided, however, that the rate of Executive’s aggregate base salary shall be reviewed by the Board of Directors not less often than annually, and Executive shall be entitled to receive annual increases at such percentage or in such an amount as the Board of Directors, in its sole discretion, may decide. The Company and the Bank shall apportion between them the aggregate base salary, based upon the services rendered by Executive to the Company and the Bank.

4. Discretionary Bonus. Executive shall be entitled to receive an annual bonus in an amount which is based on any bonus program maintained by the Company in an equitable manner. No other compensation provided for in this Agreement shall be deemed a substitute for Executive’s right to receive bonuses when and as declared by the Board of Directors or as provided for by any plan or program of the Company.

5. Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred (in accordance with the policies and procedures of the Company) in performing services under this Agreement; provided, however, that Executive properly accounts for expenses in accordance with the policies of the Company.

6. Employee Benefits.

(a) Participation in Retirement and Executive Benefit Plans. Executive shall be entitled, while employed under the terms of this Agreement, to receive all benefits under any tax-qualified or non-qualified employee benefit plan or arrangement in effect as of the date of this Agreement or that the Company implements at any time during the term of this Agreement. Executive shall be entitled to participate in such future plans or arrangements on the same terms as other employees of the Company or as established by the Company for Executive or other selected employees.

(b) Fringe Benefits. Executive shall be entitled to receive any benefits under any fringe benefit plan or policy that is in effect as of the date of this Agreement, or that the Company implements at any time during the term of this Agreement, on the same terms as the Company’s senior management employees. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future will be deemed to be in lieu of base salary or other compensation to Executive under this Agreement.

(c) Paid Leave Time. Executive shall be entitled to leave time in accordance with the standard policies or practices of the Company for senior executive officers, as in effect from time to time.

7. Term of Agreement. Executive’s employment under this Agreement shall be deemed to have commenced as of the Commencement Date and shall continue for a period of thirty-six (36) calendar months from the Commencement Date. Commencing on the first anniversary of the Commencement Date and continuing on each anniversary thereafter (each an “Anniversary Date”), the disinterested members of the Board of Directors of the Company may extend the Agreement an additional year such that the remaining term of the Agreement shall be thirty-six (36) months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 15 of this Agreement. The Board of Directors of the Company will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement and the rationale and results thereof shall be included in the minutes of the Board’s meeting. The Board of Directors of the Company shall give written notice to Executive as soon as possible after such review as to whether the Agreement is to be extended; provided, however, that if the Board fails to conduct such review or if written notice of nonrenewal is provided to Executive, then in such case the term of this Agreement shall become fixed and shall cease at the end of thirty-six (36) full calendar months following the Anniversary Date.

8. Loyalty; Noncompetition.

(a) During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote all his full business time, attention, skill and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, that Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Company or any of its subsidiaries or affiliates, or unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation. “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated executive officers. During the term of his employment under this Agreement, Executive shall not engage in any business or activity contrary to the business affairs or interests of the Bank or be gainfully employed in any other position or job other than as provided above.

(b) Executive shall not, during or after the term of this Agreement, disclose any knowledge of the past, present or contemplated business of the Company, or of any affiliate thereof, to any person for any reason or purpose. Notwithstanding the foregoing, Executive may disclose any information required in writing by Federal bank regulatory agencies and may disclose to any person information regarding the Company that is otherwise publicly available or any knowledge of banking or financial concepts or ideas that are not solely and exclusively derived from the business plans and activities of the Company.

(c) Nothing contained in this Section 8 shall be deemed to prevent or limit the Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company, or, solely as a passive or minority investor, in any business.

9. Termination.

Executive’s employment under this Agreement shall be terminated upon any of the following occurrences:

(a) Death. Executive’s employment under this Agreement shall terminate upon his death. Executive’s estate shall be entitled to receive payments of base salary, payable in accordance with the regular payroll practices of the Company, for sixty (60) days immediately following the date of Executive’s death and any other compensation accrued as of the date of death.

(b) Termination of Employment by the Board of Directors Without Just Cause or by the Executive for Good Reason. In the event that (i) the Board of Directors terminates Executive’s employment without “Just Cause” (as defined in Section 9(d)) or (ii) such employment is terminated by the Executive for “Good Reason” (as defined in Section 9(b)(iii), Executive shall be entitled to:

(i)	His base salary for the remaining term of the Agreement, including any renewals or extensions thereof, at the current rate in effect pursuant to Section 3 of this Agreement, plus the amount of the annual cash bonus earned in the calendar year preceding the year of termination, and a cash equivalent amount equal to the additional retirement benefits under any retirement program (whether tax-qualified or non-qualified) that Executive would have been entitled to had his employment continued through the remaining term of the Agreement (with the amount of benefits determined by reference to the benefits received by the Executive or accrued on his behalf under such programs during the twelve (12) months preceding his termination).

(ii)	Coverage under the Company’s life insurance plans and non-taxable medical, health, and dental plans (each being a “Welfare Plan”) in the same manner in which Executive received coverage on the last day of his employment with the Company. Executive and his covered dependents (if any) shall continue participating in such Welfare Plans, subject to the same premium contributions (if any) on the part of Executive as were required immediately prior to his termination until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) three (3) years from his termination date.

(iii)	For purposes of this Agreement, termination of Executive’s employment hereunder for “Good Reason” shall be limited to Executive’s voluntary termination of employment after the occurrence of any of the following events which have not been consented to in advance by Executive in writing; provided that Executive has given written notice to the Company within ninety (90) days after the initial occurrence of such event and that the Company has been given at least thirty (30) days to cure the situation (but the Company may waive its right to cure): (i) if Executive would be required to move his personal residence or perform his principal executive functions more than thirty (30) miles from Executive’s primary office as of the Commencement Date; (ii) if, in the organizational structure of the Company, Executive would be required to report to a person or persons other than the Board of Directors; (iii) if the Company should fail to maintain Executive’s base compensation in effect pursuant to Section 3 of this Agreement, or fail to maintain the existing employee benefit plans or arrangements in which Executive participates as of the date of this Agreement, including any material fringe benefit, bonus plan and/or retirement plan, except to the extent that such reduction in compensation or benefit programs is part of an overall adjustment in compensation and benefits for all employees of the Company and the Executive is otherwise compensated for such an overall adjustment in an equitable manner; (iv) if Executive would be assigned duties and responsibilities other than those normally associated with his position as referenced in Section 1 of this Agreement; (v) if Executive’s responsibilities or authority have in any way been materially diminished or reduced other than for reasons of Just Cause; or (vi) if Executive is not re-elected to the Board of Directors other than for reasons of Just Cause.

(iv)	The sum due under Section 9(b)(i) shall be paid in one lump sum within thirty (30) calendar days after such termination. Notwithstanding the foregoing, in the event Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, payment shall be withheld and shall be paid to Executive on the first day of the seventh month following Executive’s termination of employment by the Company without Just Cause.

(v)	For purposes of Section 9(b), termination of employment as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder.

(c) Disability.

(i)	Termination by the Company of Executive’s employment based on “Disability” shall occur if: (A) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months; (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months; or (C) Executive is determined to be totally disabled by the Social Security Administration. Executive shall be entitled to receive benefits under any short or long-term disability plan maintained by the Company.

(ii)	The Company shall pay Executive, as disability pay, a monthly payment equal to Executive’s monthly rate of base salary. These disability payments shall commence within thirty (30) days of the date of Executive’s termination due to Disability and will end on the earlier of (A) the date Executive returns to the full-time employment of the Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company; (B) the date Executive begins full-time employment with another employer; (C) the date Executive attains the normal retirement age (as defined in the Company’s defined contribution plan) or begins receiving benefits under any substitute retirement plan adopted by the Company; or (D) the date of Executive’s death. Notwithstanding any other provision to the contrary, the Company’s obligation for any payments required to be made under this Section 9(c) shall be reduced by any proceeds received by Executive from disability income insurance or any other disability policy or plan maintained by the Company for Executive which was paid for by the Company as partial satisfaction of its obligation under this Section 9(c).

(iii)	The Company shall cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Company for Executive prior to his termination for Disability. This coverage shall cease upon the earlier of (A) the date Executive returns to the full-time employment of the Company, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company; (B) the date Executive begins full-time employment with another employer; (C) the date Executive attains the normal retirement age or begins receiving benefits under the Company’s retirement plan; or (D) the date of Executive’s death.

(iv)	Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

(d) Termination of Employment by the Board of Directors for Just Cause. In the event Executive’s employment is terminated for “Just Cause,” no continued payments or benefits shall be due under this Agreement. For purposes of this Agreement, termination for “Just Cause” shall be defined as termination due to Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement Any determination of “Just Cause” as defined by this Section 9(d) shall be determined by a majority vote of the entire membership of the Board of Directors at a meeting of such Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), of finding that in the good faith opinion of the Board, Executive committed the conduct described above and specifying the particulars thereof.

(e) Voluntary Termination of Employment by Executive Other Than for Good Reason. The voluntary termination of employment by Executive during the term of this Agreement, other than for Good Reason, with the delivery of no less than sixty (60) days written notice to the Board of Directors, entitles Executive to receive only the base salary, vested rights, and all employee benefits up to Executive’s termination date.

(f) Termination and Board Membership. To the extent Executive is a member of the board of directors of the Company or the Bank or any of their affiliates on the date of an involuntary termination of employment with the Company or the Bank or a termination of employment for Good Reason, Executive shall be deemed to have automatically resigned from all of the boards of directors immediately following such termination of employment with the Company or the Bank.

(g) Termination and Release of Claims. Any payments to be made under this Agreement shall be contingent on Executive’s execution and non-revocation of a mutual release in a form acceptable to the Company and the Bank; provided, however, that if the Company or the Bank refuse to execute such mutual release, the Executive’s obligation to execute and not revoke the release as a precondition to receiving such severance benefits shall terminate. The mutual release agreement shall release the Company and the Bank from any and all claims and other actions by Executive and it shall also release the Executive from any and all claims and other actions by the Company and the Bank.

10. Change in Control.

(a) For purposes of this Agreement, a Change in Control of the Company or the Bank shall be deemed to have occurred if and when:

(i)	there occurs a change in control of the Company or the Bank within the meaning of the Home Owners Loan Act of 1933 or 12 C.F.R. Part 574 as applied to the Company or the Bank as if it were a federally chartered institution;

(ii)	as a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Company or the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Company or the Bank or any successor to the Company or the Bank;

(iii)	the Company or the Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Company or the Bank; or

(iv)	the Company or the Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Company or the Bank.

For purposes of Section 10 of this Agreement, a Change in Control shall not occur as a result of the Conversion.

(b) If Executive’s employment is terminated for any reason other than for Just Cause within twelve (12) months following a Change in Control, Executive shall be entitled to receive the greater of the following:

(i) the amount of the payment and benefits specified in Section 9(b), or

(ii) the amount of the payment and benefits specified in Section 10(c).

Such payment shall be made in a lump sum within thirty (30) days following Executive’s termination of employment. For purposes of this Section 10, termination of employment as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, in the event Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, payment shall be withheld and shall be paid to Executive on the first day of the seventh month following Executive’s termination of employment.

(c) For purposes of Section 10(b)(ii), the amount of payment and benefits shall be equal to:

(i)	an amount equal to three (3) times his “base amount,” as defined in Code Section 280G(b)(3), less one (1) dollar; and

(ii)	coverage under the Company’s or Bank’s life insurance plan and non-taxable medical, health and dental plans (each being a “Welfare Plan”) in the same manner in which Executive received coverage on the last day of his employment with the Company. Executive and his covered dependents (if any) shall continue participating in such Welfare Plans, subject to the same premium contributions (if any) on the part of Executive as were required immediately prior to his termination until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) three (3) years from his termination date.

(d) If Executive becomes liable, in any taxable year, for the payment of an excise tax under Code Section 4999 on account of any payments to Executive pursuant to this Section 10, and the Company chooses not to contest the liability or has exhausted all administrative and judicial appeals contesting the liability, the Company shall pay Executive (i) an amount equal to the excise tax for which Executive is liable under Code Section 4999, (ii) the federal, state, and local income taxes, and interest if any, for which Executive is liable on account of the payments pursuant to item (i), and (iii) any additional excise tax under Code Section 4999 and any federal, state and local income taxes for which Executive is liable on account of payments made pursuant to items (i) and (ii).

(e) This Section 10(e) applies if the amount of payments to Executive under Section 10(d) has not been determined with finality by the exhaustion of administrative and judicial appeals. In such circumstances, the Company and Executive shall, as soon as practicable after the event or series of events has occurred giving rise to the imposition of the excise tax, cooperate in determining the amount of Executive’s excise tax liability for purposes of paying the estimated tax. Executive shall thereafter furnish to the Company or its successor a copy of each tax return which reflects a liability for an excise tax under Code Section 4999 at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service. The liability reflected on such return shall be dispositive for the purposes hereof, unless, within 15 days after such notice is given, the Company furnishes Executive with a letter of the auditors or tax advisor selected by the Company indicating a different liability or that the matter is not free from doubt under the applicable laws and regulations and that Executive may, in such auditor’s or advisor’s opinion, cogently take a different position, which shall be set forth I the letter with respect to the payments in question. Such letter shall be addressed to Executive and state that he is entitled to rely thereon. If the Company furnish such a letter to Executive, the position reflected in such letter shall be dispositive for purposes of this Agreement, except as provided in Section 10(f) below.

(f) Notwithstanding anything in this Agreement to the contrary, if Executive’s liability for the excise tax under Code Section 4999 for a taxable year is subsequently determined to be less than the amount paid by the Company pursuant to Section 10(e), Executive shall repay the Company at the time that the amount of such excise tax and excise tax payments attributable to the reduction (plus interest on the amount of such repayment at the rate provided on Code Section 1274(b)(2)(B) and if Executive’s liability for the excise tax under Code Section 4999 Code for a taxable year is subsequently determined to exceed the amount paid by the Company pursuant to Section 10, the Company shall make an additional payment of income and excise taxes in the amount of such excess, as well as the amount of any penalty and interest assessed with respect thereto at the time that the amount of such excess and any penalty and interest is finally determined.

(g) Not later than ten (10) business days after a Change in Control, the Bank shall (i) establish a grantor trust (the “Trust”) designed in accordance with Revenue Procedure 92-64 and having a trustee independent of the Company and Fairmount Bank, (ii) deposit in said Trust an amount equal to the Code §280G Maximum, unless Executive has previously provided a written release of any claims under this Agreement, and (iii) provide the trustee of the Trust with a written direction to hold said amount and any investment return thereon in a segregated account for the benefit of Executive, and to follow the procedures set forth in the next paragraph as to the payment of such amounts from the Trust.

(h) During the 39-consecutive month period after a Change in Control, Executive may provide the trustee of the Trust with a written notice requesting that the trustee pay to Executive an amount designated in the notice as being payable pursuant to this Agreement. Within three (3) business days after receiving said notice, the trustee of the Trust shall pay such amount to Executive, and coincidentally shall provide the Company or its successor with notice of such payment. Upon the earlier of the Trust’s final payment of all amounts due under the preceding paragraph or the date 39 months after the Change in Control, the trustee of the Trust shall pay to the Company the entire balance remaining in the segregated account maintained for the benefit of Executive. Executive shall thereafter have no further interest in the Trust. Such notice shall not have the effect of changing the timing of any payment under this Agreement, for purposes of Section 409A.

11. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company.

(b) Since the Company is contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

12. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

13. Applicable Law. This agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Maryland, except to the extent that Federal law shall be deemed to apply.

14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. Notices. Any notices, requests, demands and other communications provided for or deemed necessary by this Agreement shall be sufficient if set forth in writing and delivered in person or sent by registered or certified mail, postage prepaid, to, in the case of Executive, the last address filed in writing by Executive with the Company, or, in the case of the Company, to the Company at its main office to the attention of the Board of Directors.

16. Indemnification. The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under law and applicable regulation or under any existing indemnification agreement by and between Executive and the Company against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities). Such expenses and liabilities may include, but are not limited to, judgment, court costs and attorneys’

fees and the cost of reasonable settlements. The Company shall pay such expenses and liabilities in advance of a final judicial decision (hereinafter an “advancement of expenses”); provided, however, that, an advancement of expenses incurred by Executive in his capacity as a director or executive officer of the Company (and not in any other capacity in which service was or is rendered by Executive including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this Section 16 or otherwise. Indemnification under this Section 16 shall be made in accordance with 12 C.F.R. §545.121 or any successor thereto.

17. Entire Agreement. This Agreement together with any understanding or modifications thereof as may be agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

18. Source of Payments. Notwithstanding any provision in this Agreement to the contrary, to the extent payments and benefits, as provided for under this Agreement, are paid or received by Executive under the employment agreement in effect between Executive and the Bank, the payments and benefits paid by the Bank will be subtracted from any amount or benefit due simultaneously to Executive under similar provisions of this Agreement. Payments will be allocated in proportion to the level of activity and the time expended by Executive on activities related to the Company and the Bank, respectively, as determined by the Company and the Bank.

19. Required Regulatory Provisions.

(a) The Company may terminate Executive’s employment at any time, but any termination by the Company, other than Termination for Just Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Just Cause as defined in Section 9(d) hereinabove.

(b) Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 12 U.S.C. Section 1828(k), FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

20. Arbitration.

(a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(b) In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

21. Payment of Costs and Legal Fees. All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, if Executive is successful with respect to such dispute or question of interpretation pursuant to a legal judgment, arbitration or settlement. Such reimbursements shall be paid to Executive within two (2) months after the dispute is settled or resolved in Executive’s favor.

IN WITNESS WHEREOF, the parties have executed this Agreement on the latest date set forth below.

FAIRMOUNT BANCORP, INC.
(in organization)

By:
Date	Chairman of the Board

Date	Joseph M. Solomon